Exhibit 99

         Walter Industries Announces Secondary Offering of Common Stock

 Company Agrees to Purchase Approximately 2 Million Shares Directly from KKR

    TAMPA, Fla., Oct. 29 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that certain affiliates of Kohlberg Kravis Roberts & Co. ("KKR") priced a public offering of 8 million shares of the Company's common stock. Morgan Stanley is the sole book-running manager for the offering.
    Walter Industries also announced today that concurrent with the public offering, the Company has agreed to purchase approximately 2 million shares directly from KKR in a private transaction for an aggregate purchase price of approximately $32.3 million. The Company expects to use cash on hand to fund the purchase.
    After the transaction, KKR will not own any shares of the Company's outstanding common stock.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Prospectus Department.

    Walter Industries, Inc. is a diversified company with annual revenues of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at
(813) 871-4404.

    Safe Harbor Statement
    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c )

SOURCE  Walter Industries, Inc.
    -0-                             10/29/2004
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)

CO:  Walter Industries, Inc.; Kohlberg Kravis Roberts & Co.; Morgan Stanley
ST:  Florida
IN:  CST OIL FIN
SU:  FNC